Exhibit 10.21

DESCRIPTION OF DIRECTOR COMPENSATION ARRANGEMENTS

Compensation of Non-Employee Directors

For fiscal 2016, our non-employee directors were entitled to the following payments:

•	Annual retainer of $75,000 for each non-employee director

•	Additional annual retainer of $28,000 for the Audit Committee Chair

•	Additional annual retainer of $15,000 for each Audit Committee member (other than the Chair)

•	Additional annual retainer of $26,000 for the Chair of the subcommittee of the Audit Committee

•	Additional annual retainer of $23,000 for the Executive Compensation Committee Chair

•	Additional annual retainer of $10,000 for each Executive Compensation Committee member (other than the Chair)

•	Additional annual retainer of $18,000 for the Corporate Governance Committee Chair

•	Additional annual retainer of $8,000 for each Corporate Governance Committee member (other than the Chair)

•	Additional annual retainer of $18,000 for the Finance Committee Chair

•	Additional annual retainer of $8,000 for each Finance Committee member (other than the Chair)

•	Additional annual retainer of $70,000 for the Lead Director

•	Two annual deferred stock awards for each non-employee director, each representing shares of our common stock valued at $75,000

Effective at the beginning of fiscal 2017, the annual retainer for each non-employee director was increased to $80,000 and, effective for awards granted at or after the 2016 annual meeting of stockholders, the amount of each of the deferred stock awards was increased to $80,000.

Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (and deferred dividends on those awards) are granted under our Stock Incentive Plan. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests at the annual meeting next following the award, based on service as a director for that year, and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, such award will be forfeited.

Compensation of Directors who are Employees of the Company

Directors who are employees of TJX are not paid for their service as a director.